EXHIBIT (B) (1)

CIBC INC.

CIBC WORLD MARKETS CORP.

300 Madison Avenue

New York, New York 10017

June 25, 2007

The Upper Deck Company

The Upper Deck Company, LLC

985 Trade Drive, Suite A

North Las Vegas, Nevada 89030

Attention:	Richard McWilliam
President/Chairman and Chief Executive Officer

Senior Secured Credit Facilities

Amended and Restated Commitment Letter

Ladies and Gentlemen:

CIBC Inc. (“CIBC”) and CIBC World Markets Corp. (“CIBC WM” and, together with CIBC, the “Financing Parties”, “we” or “us”) understand that The Upper Deck Company, a Nevada corporation (“UD Nevada”), and The Upper Deck Company, LLC, a Delaware limited liability company (“UD Delaware” and, together with UD Nevada, the “Borrowers” or “you”), through a wholly owned subsidiary, UD Company, Inc., a newly-formed Delaware corporation (“Mergerco”), intend to acquire (the “Acquisition”) all of the issued and outstanding capital stock of Topps Company, Inc., a Delaware corporation (the “Company”), pursuant to a merger agreement (the “Merger Agreement”) with the Company. The Acquisition will be effected either through (a) a one-step transaction (a “One-Step Transaction”) in the form of a merger of Mergerco with and into the Company, with the Company being the surviving entity (the “One-Step Merger”); or (b) a two-step transaction (a “Two-Step Transaction”) pursuant to which the Mergerco will commence a tender offer (the “Tender Offer”) for all of the issued and outstanding shares of capital stock of the Company not owned directly or indirectly by the Borrowers at the time of the commencement of the Tender Offer, followed as promptly as practicable after consummation of the Tender Offer by a merger of the Mergerco with and into the Company, with the Company being the surviving entity, with all shares not tendered in the Tender Offer being cashed out in such merger (together with the One-Step Merger, the “Merger”). For purposes of this Commitment Letter (as defined below), (a) the term “subsidiaries” when used in connection with UD Nevada, shall include Upper Deck BV, a Dutch company, and Upper Deck Europe BV, a Dutch company, whether or not such entities are actually subsidiaries of UD Nevada, unless on or prior to the Closing Date (as defined below) all assets of each such subsidiary are transferred to UD Nevada and (b) the term “Upper Deck Entities” shall include each Borrower, each subsidiary thereof and the direct parent of UD Delaware. “Closing Date” means the date of the initial funding under any of the Credit Facilities (as defined below) in accordance with the terms hereof.

We understand that the sources of funds required to fund the Acquisition, to pay fees and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of each Borrower and its subsidiaries will include the following:

(a) a first-priority senior secured revolving credit facility (the “Revolving Facility”) providing for revolving loans to be made to the Borrowers from time to time in an amount up to $50,000,000, but no draws are to be made on either the Share Tender Date or the Merger Date (in each case, as defined below);

(b) a first-priority senior secured term loan facility (the “First Lien Term Loan Facility” and, together with the Revolving Facility, the “First Lien Facilities”) providing for term loans to be made to the Borrowers in an aggregate amount up to $245,000,000;

Upper Deck Amended and Restated Commitment Letter

(c) a second-priority secured term loan facility (the “Second Lien Facility” and, together with the First Lien Facilities, the “Credit Facilities”) providing for term loans to be made to the Borrowers in an aggregate amount up to $140,000,000; and

(d) cash on hand of the Borrowers and the Company and their respective subsidiaries in an aggregate amount of at least $75,000,000 subject to Exhibit C with respect to a Two-Step Transaction.

In the event of a One-Step Transaction, loans under the First Lien Term Loan Facility and the Second Lien Facility will be made available to the Borrowers in a single borrowing (under each such facility) at the time the Merger is consummated in accordance with applicable law and the Merger Agreement (including the filing of the merger certificate) (the “Merger Date”).

In the event of a Two-Step Transaction, our commitment under the First Lien Term Loan Facility and the Second Lien Facility will be made available and loans funded thereunder (a) on the date of the consummation of the Tender Offer in accordance with applicable law and the Schedule TO filed in connection therewith (the “Share Tender Date”) in a single borrowing (under each such facility) up to the lesser of (i) the sum of (A) the tender price for the shares tendered multiplied by the number of shares tendered (the “Share Tender Consideration”) plus (B) the fees and expenses incurred in connection with the Transactions (as defined below) and (ii) the sum of (A) 50% of the Share Tender Consideration with respect to the shares tendered and (B) $173,800,000 (provided that, with respect to this clause (a), the Second Lien Facility will not be made available until the First Lien Term Facility is fully funded) and (b) on the Merger Date, in a single drawing of any remaining proceeds available under the Second Lien Facility, all as further described in the Exhibits hereto.

The Acquisition (including the Merger and, if necessary, the Tender Offer), the initial borrowing under the First Lien Facilities, the initial borrowing under the Second Lien Facility and the payment of all fees and expenses in connection with the foregoing are collectively referred to as the “Transactions.” No other financing will be required for the uses described above. Immediately following the Transactions, no Borrower nor any of its subsidiaries (including the Company and its subsidiaries) will have any indebtedness or issued and outstanding preferred equity other than the Credit Facilities and approximately $2,500,000 in capital leases and an additional $4,000,000 in other debt.

1. Commitments. We are pleased to inform you that CIBC commits (through one of its affiliates, if applicable) to provide the full amount of the First Lien Facilities and the full amount of the Second Lien Facility on the dates and the manner set forth in the third and fourth paragraphs of this Commitment Letter. It is understood and agreed that the commitment of CIBC in respect of the Credit Facilities and the undertaking of CIBC WM to provide the services described herein are subject to (a) the negotiation, execution and delivery of customary definitive documentation for transactions of this type (the “Financing Documentation”) with respect to the Credit Facilities reasonably satisfactory to the Financing Parties and the Borrower consistent with the terms of this Commitment Letter and the Fee Letter and reflecting, among other things, the terms and conditions set forth in this letter and all annexes and exhibits hereto, including, without limitation, the First Lien Facilities Summary of Principal Terms and Conditions attached hereto as Exhibit A, the Second Lien Facility Summary of Principal Terms and Conditions attached hereto as Exhibit B, the Summary of Principal Terms and Conditions in the Event of a Two Step Transaction attached hereto as Exhibit C, and the Summary of Conditions Precedent attached hereto as Exhibit D (this letter and the attachments hereto are collectively referred to as this “Commitment Letter”), and (b) the execution and delivery of the letter dated the date hereof addressed to you providing, among other things, for certain fees relating to the Credit Facilities (the “Fee Letter”); provided that notwithstanding any term or provision hereof to the contrary, (x) in the event of a One-Step Transaction, the terms and conditions set forth in Exhibit C shall not apply (in any respect) to the Transactions or any financing contemplated by this Commitment Letter, and (y) in the event of a Two-Step Transaction, the terms and conditions set forth in Exhibit C shall apply to the Transactions and the financing contemplated hereby, and the terms and conditions of Exhibits A and B shall be modified as set forth (and as provided) in Exhibit C). IT IS

2	Upper Deck Amended and Restated Commitment Letter

UNDERSTOOD AND AGREED THAT NONE OF THE CONDITIONS PRECEDENT SET FORTH ABOVE SHALL BE WAIVED UNLESS AGREED TO BY CIBC IN ITS SOLE AND ABSOLUTE DISCRETION.

THE COMMITMENTS OF CIBC HEREUNDER WITH RESPECT TO EACH OF THE CREDIT FACILITIES AND CIBC WM’S AGREEMENT TO PERFORM THE SERVICES DESCRIBED HEREIN MAY BE TERMINATED BY US, OR WE MAY PROPOSE ALTERNATIVE FINANCING AMOUNTS OR STRUCTURES THAT ASSURE ADEQUATE PROTECTION FOR THE FINANCING PARTIES AND THE LENDERS (AS DEFINED BELOW), IF ANY OF THE CONDITIONS PRECEDENT SET FORTH IN THIS COMMITMENT LETTER ARE NOT SATISFIED OR YOU FAIL TO COMPLY IN ANY MATERIAL RESPECT WITH ANY MATERIAL COVENANT OR MATERIAL AGREEMENT IN THIS COMMITMENT LETTER OR THE FEE LETTER. THOSE MATTERS THAT ARE NOT COVERED OR MADE CLEAR IN THIS COMMITMENT LETTER ARE SUBJECT TO MUTUAL AGREEMENT OF THE PARTIES HERETO.

Notwithstanding anything in this Commitment Letter (including the Exhibits hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations and warranties relating to the Borrowers, the Company, their respective subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Share Tender Date and/or the Merger Date shall be (i) such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement and (ii) the representations and warranties of the Borrowers, the Company and their respective subsidiaries relating to corporate power and authority as they relate to due execution, delivery and performance of the Facilities Documentation, enforceability of the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act.

2. Syndication. It is agreed that CIBC (or one of its affiliates) will act as the sole and exclusive administrative agent for each of the Credit Facilities, that CIBC WM will act as the sole and exclusive lead arranger and bookrunner for each of the Credit Facilities, and that each will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. You agree that no additional advisors, agents, co-agents, arrangers or bookrunners will be appointed, or other titles conferred, and no Lender will receive compensation with respect to any of the Credit Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in such Credit Facilities, in each case unless you and we so agree.

CIBC WM reserves the right, prior to or after execution of the Financing Documentation, to syndicate all or a portion of CIBC’s commitments with respect to the Credit Facilities to one or more institutions (other than, with respect to the Second Lien Facility, the three institutions designated in writing by the Borrowers to CIBC WM on or prior to June 15, 2007) identified by CIBC WM that will participate in the Credit Facilities (collectively with CIBC, the “Lenders”); provided that, notwithstanding CIBC WM’s right to syndicate the Credit Facilities, it is not a condition to CIBC’s commitment that any amount of the Credit Facilities be syndicated. CIBC WM will exclusively manage all aspects of the syndication of the Credit Facilities, including selection of additional Lenders, determination of when CIBC WM will approach potential additional Lenders, any naming rights and the final allocations of the commitments in respect of the Credit Facilities among the additional Lenders.

3. Projections and Information. You agree to, and to use commercially reasonable efforts to cause the Company to, actively assist CIBC WM in achieving a timely syndication of the Credit Facilities that is reasonably satisfactory to CIBC WM and the Lenders participating in such Credit Facilities. To assist CIBC WM

3	Upper Deck Amended and Restated Commitment Letter

in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause the Company and its representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to you, the Company and your and their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and those of the Company and your and their respective subsidiaries, (c) make available to prospective Lenders senior management, representatives and advisors of each Borrower, the Company and your and their respective subsidiaries to answer questions regarding the Transactions, the Upper Deck Entities, the Company and your and their respective subsidiaries, (d) host, with CIBC WM, one or more meetings with prospective Lenders under each of the Credit Facilities, (e) prepare and deliver to CIBC WM one or more confidential information memoranda reasonably satisfactory to CIBC WM and other marketing materials to be used in connection with the syndication of each of the Credit Facilities within (i) with respect to a One-Step Transaction, at least 20 days prior to the Merger Date, (ii) with respect to a Two-Step Transaction if 90% or more of the shares are tendered under the Tender Offer and the Borrowers are able to consummate a “short form” merger, no more than 21 days after the Merger Date and (iii) with respect to a Two-Step Transaction if less than 90% of the shares are tendered under the Tender Offer, no more than 21 days after the Share Tender Date and (f) obtain, at your expense, debt ratings of the Credit Facilities and the Family Corporate/Corporate Credit ratings of the Upper Deck Entities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) within (i) with respect to a One-Step Transaction, at least 20 days prior to the Merger Date, (ii) with respect to a Two-Step Transaction if 90% or more of the shares are tendered under the Tender Offer and the Borrowers are able to consummate a “short form” merger, no more than 14 days after the Merger Date and (iii) with respect to a Two-Step Transaction if less than 90% of the shares are tendered under the Tender Offer, no more than 21 days after the Share Tender Date (for the avoidance of doubt, the commitment of CIBC is not contingent on the Upper Deck Entities achieving a certain level of credit rating from Moody’s or S&P), and participate in the process of securing such ratings, including having senior management of each Borrower and the Company meet with such rating agencies.

You hereby represent, warrant and covenant that (a) all information (other than the Projections) that has been or will be made available to any of the Lenders or the Financing Parties by you, the Company or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be complete and correct in all material respects based on the circumstances and facts in existence as of the date such Information is prepared and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, and (b) the Projections that have been or will be made available to any of the Lenders or the Financing Parties by you, the Company or any of your or their respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable based on the circumstances and facts in existence as of the date such Information is prepared. You also agree to furnish us with further and supplemental Information from time to time until the date of the consummation of the Merger and, if requested by us, for a reasonable period thereafter (such period not to exceed 120 days) thereafter as is necessary to complete the syndication of the Credit Facilities so that the representations, warranties and covenants in the immediately preceding sentence are correct on the date of the consummation of the Merger. You acknowledge that the Financing Parties may share with any of their affiliates, and such affiliates may share with any of the Financing Parties, any information related to you, the other Upper Deck Entities, the Company or any of your or their respective subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby. You understand that in arranging and syndicating the Credit Facilities, we (w) will use and rely on the Information and the Projections (and information available from generally recognized public sources) without independent verification or evaluation thereof, (x) do not assume any responsibility for the accuracy, completeness or reasonableness thereof, (y) will at all times make appropriate disclaimers consistent with the foregoing and (z) will not distribute Projections and material Information to third parties without your approval.

4	Upper Deck Amended and Restated Commitment Letter

4. Fees. As consideration for the commitments of CIBC hereunder with respect to the Credit Facilities and the agreement of CIBC WM to underwrite, arrange and syndicate the Credit Facilities, you agree to, jointly and severally, pay, or cause to be paid, to CIBC WM, for its account and for the account of CIBC, as applicable, the fees set forth in the Fee Letter. The terms of the Fee Letter are an integral part of the Financing Parties’ respective commitments and undertakings hereunder and constitute part of this Commitment Letter for all purposes hereof. Once paid, such fees shall not be refundable under any circumstances.

5. Termination. Notwithstanding anything to the contrary contained in this Commitment Letter, upon the earlier to occur of (a) the execution and delivery of the Financing Documentation by all of the parties thereto, (b) the date on which you are no longer pursuing the Acquisition, (c) the termination of the documentation relating to the Acquisition, and (d) March 15, 2008, this Commitment Letter and the commitments of CIBC hereunder and the agreement of CIBC WM to provide the services described herein shall automatically terminate unless the Financing Parties shall, in their sole and absolute discretion, agree to an extension.

6. Clear Market. From the date of this Commitment Letter until our completion of syndication (as determined by us) of each of the Credit Facilities, you will ensure that no bank, bond or other debt financing for you, the Company or any of your or its respective subsidiaries or affiliates is announced, syndicated or placed without the prior written consent of the Financing Parties.

7. Indemnity; Expenses. You hereby agree to indemnify and hold harmless each of the Financing Parties and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each, an “Indemnified Person”), as provided in Annex I hereto.

You hereby agree to pay all actual out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence prior to the Merger Date and travel, courier, reproduction, printing and delivery expenses, and the fees and expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Financing Parties, and other local or foreign legal counsel) of the Financing Parties paid or incurred directly or in connection with the syndication of the Credit Facilities and with the preparation, execution, delivery, waiver or modification (including, without limitation, proposed waivers or modifications) and enforcement of this Commitment Letter and the Fee Letter and the preparation of the documentation contemplated hereby (including the Financing Documentation), whether or not the Transactions are consummated; provided that, if the Merger Agreement is not made effective, the fees and expenses incurred in connection with the Transactions shall not exceed $400,000 (inclusive of all amounts to be paid by the Borrowers pursuant to provisions of all other agreements between or among the Financing Parties and or their affiliates and the Upper Deck Entities and their affiliates in connection with the Transactions that provide for payment to the Financing Parties and their affiliates of the type of fees and expenses set forth in this paragraph).

8. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter or the Fee Letter nor any of the contents thereof shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) and (b) to your directors, officers, employees, advisors and agents who are directly involved in the consideration of the matters contemplated herein, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby; provided that each of the foregoing agree to be bound by the confidentiality obligations herein. In addition, this Commitment Letter (but not the Fee Letter) may be disclosed to the Company and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby; provided that each of the foregoing agree to be bound by the

5	Upper Deck Amended and Restated Commitment Letter

confidentiality obligations herein. Any reference to CIBC or CIBC WM in any document, release, material or communication prepared, issued or transmitted by you or on your behalf, is subject to our prior written approval.

9. Other Services. You acknowledge that the Financing Parties and their affiliates (the terms “CIBC WM” and “Financing Parties” being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise, including to one or more potential purchasers of the Company in connection with the financing thereof. Despite any conflict of interest which may exist as a result of the foregoing, you hereby irrevocably waive and release the Financing Parties and their directors, agents, employees and controlling persons from any claims or causes of action arising out of such actual conflicts of interest whether arising prior to, on or after the date of this Commitment Letter of which you are advised in writing. No Financing Party will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Financing Parties of services for other companies, and no Financing Party will furnish any such information to other persons. You also acknowledge that none of the Financing Parties have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that CIBC WM is a full service securities firm and CIBC WM may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Company and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. Each of the Financing Parties may employ the services of its affiliates in providing certain services hereunder, and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transaction, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to each of the Financing Parties hereunder.

10. Assignments and Waiver. This Commitment Letter and the commitments of the Financing Parties shall not be assignable (a) by you without the prior written consent of the Financing Parties or (b) by the Financing Parties (other than to their affiliates) without your prior written consent, and any purported assignment without such consent shall be void; provided that the Financing Parties may assign the commitments hereunder in connection with the syndication of the Credit Facilities. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Financing Parties and you.

11. Independent Contractors. You acknowledge that CIBC and CIBC WM are acting solely as independent contractors under this Commitment Letter. You acknowledge that CIBC and CIBC WM shall act solely pursuant to a contractual relationship on an arm’s length basis, and not as a fiduciary or otherwise of you, the other Upper Deck Entities, the Company or any other person. Additionally, you acknowledge and agree that CIBC and CIBC WM have not and shall not advise you, the other Upper Deck Entities, the Company or any other person as to any legal, tax, investment, account or regulatory matters in any jurisdiction. You, the other Upper Deck Entities and the Company shall consult with your own respective advisors concerning such matters and shall be responsible for making your own respective independent investigation and appraisal of the transactions contemplated hereby, and CIBC and CIBC WM shall have no responsibility or liability to you, the other Upper Deck Entities, the Company or any other person with respect thereto, whether arising prior to or after the date hereof. Any review by CIBC and CIBC WM of you, the other Upper Deck Entities, the Company, the transactions contemplated hereby or other matters relating to such transactions has been and shall be performed solely for the benefit of CIBC and CIBC WM and shall not be on behalf of you, the other Upper Deck Entities, the Company or any other person. You agree that you shall not claim that CIBC and CIBC WM has rendered advisory services of any nature or respect, or owes a fiduciary duty to you, the other Upper Deck Entities, the Company or any other person in connection with such transaction or the process leading thereto.

12. Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and

6	Upper Deck Amended and Restated Commitment Letter

record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

13. Governing Law, Etc. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter or the Fee Letter and any other course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection with this Commitment Letter or the Fee Letter is hereby waived knowingly, voluntarily and intentionally. In no event shall we be liable for consequential, special, indirect or punitive damages in connection with the Transactions or the Credit Facilities, or with our delivery of this Commitment Letter or the Fee Letter. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on June 27, 2007.

The compensation, expense reimbursement, confidentiality, indemnification and governing law, forum, other services and disclaimer of fiduciary duty provisions of this Commitment Letter and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder. The provisions under Sections 2, 3, 4, 6, 7, 8, 9, 11 and 13 shall survive the execution and delivery of the Financing Documentation.

This Commitment Letter amends and restates in its entirety the commitment letter, dated June 15, 2007, among you, CIBC and CIBC WM.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CIBC INC.

By:	/s/ BRIAN S. PERMAN
Name:	Brian S. Perman
Title:	Authorized Signatory

CIBC WORLD MARKETS CORP.

By:	/s/ BRIAN S. PERMAN
Name:	Brian S. Perman
Title:	Authorized Person

Upper Deck Amended and Restated Commitment Letter

Accepted and agreed to as of the date first written above:

THE UPPER DECK COMPANY

By:	/s/ GERALD KOSLOW
Name:	Gerald Koslow
Title:	Vice President, Controller

THE UPPER DECK COMPANY, LLC

By:	/s/ JOHN P. ZIMMER
Name:	John P. Zimmer
Title:	Vice President, Controller

Upper Deck Amended and Restated Commitment Letter

ANNEX I

INDEMNITY ANNEX

You hereby agree to, jointly and severally, indemnify and hold harmless each Indemnified Person to the extent fully permitted by law from and against any losses, claims, damages, liabilities and expenses, joint or several (collectively, “Damages”), to which such Indemnified Person may become subject in connection with or otherwise relating to or arising from (a) any transaction or matter in any way relating to or referred to in this Commitment Letter or arising out of the matters contemplated by this Commitment Letter or the engagement of or performance of services by an Indemnified Person hereunder or (b) an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in the light of the circumstances under which it was made, and will reimburse each Indemnified Person for all fees and expenses (including all fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing, defending or responding to any threatened or pending claim, action, litigation, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, whether or not such Indemnified Person is a formal party to such Proceeding, or incurred in connection with enforcement by any Indemnified Person of the provisions of this Commitment Letter, the Fee Letter or the Financing Documentation; provided that you will not be liable to any Indemnified Person to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. You also agree that no Indemnified Person will have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any person asserting claims on your behalf arising out of or in connection with any transactions contemplated by this Commitment Letter or the engagement of or performance of services by any Indemnified Person thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. In no event shall any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to you and/or your equity holders on the one hand, and the Financing Parties on the other hand, in connection with the matters covered by this Commitment Letter or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. You agree that for purposes of this paragraph the relative benefits to you and/or your equity holders and the Financing Parties in connection with the matters covered by this Commitment Letter will be deemed to be in the same proportion that the total value paid or received or to be paid or received by you and/or your equity holders in connection with the transactions contemplated by this Commitment Letter, whether or not consummated, bears to the fees paid or proposed to be paid to the Financing Parties under this Commitment Letter; provided that in no event will the total contribution of all Indemnified Persons to all such Damages exceed the amount of fees actually received and retained by the Financing Parties under this Commitment Letter (excluding any amounts received by the Financing Parties as reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by you or other conduct by you (or your employees or other agents) on the one hand, or by the Financing Parties, on the other hand.

You agree not to enter into any waiver, release or settlement of any pending or threatened Proceeding (whether or not the Financing Parties or any other Indemnified Person is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the Financing Parties (which consent will be in the Financing Parties’ sole discretion), unless such waiver, release or settlement (a) includes an unconditional release of the Financing Parties and each Indemnified Person, in form and

Upper Deck Amended and Restated Commitment Letter

substance reasonably satisfactory to the Financing Parties, from all liability and claims that are the subject matter of or arise out of such Proceeding and (b) does not contain any factual or legal admission by or with respect to any Indemnified Person or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Person or any action or inaction of any Indemnified Person.

Your indemnity, reimbursement and contribution obligations hereunder will be in addition to any liability which you may have at common law or otherwise to any Indemnified Person and will be binding upon and inure to the benefit of any of your successors, assigns, heirs and personal representatives or an Indemnified Person. The provisions of this Annex I will survive the modification or termination of this Commitment Letter.

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EXHIBIT A

FIRST LIEN FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

(Unless otherwise defined, terms used

in this First Lien Facilities Term Sheet have the meanings

ascribed thereto in the commitment letter,

dated June 25, 2007 (the “Commitment Letter”),

to which this First Lien Facilities Term Sheet is attached).

I. PARTIES

Company:	The Topps Company, Inc., a Delaware corporation (the “Company”).

Borrowers:

The Upper Deck Company, a Nevada corporation (“UD Nevada”), and The Upper Deck Company, LLC, a Delaware limited liability company (“UD Delaware” and, together with UD Nevada, the “Borrowers”). For purposes hereof the term “subsidiaries” when used in connection with UD Nevada, shall include Upper Deck BV, a Dutch company, and Upper Deck Europe BV, a Dutch company, whether or not such entities are actually subsidiaries of UD Nevada, unless on or prior to or on the Closing Date all assets of each such subsidiary are transferred to UD Nevada.

Guarantors:

Each of each Borrower’s direct parent and its direct and indirect subsidiaries existing on the Closing Date (including the Company and its direct and indirect subsidiaries) or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrowers and other loan parties under the First Lien Facilities (as defined below) and under each interest rate protection agreement entered into with a First Lien Lender (as defined below) or an affiliate of a First Lien Lender, subject to exceptions for (a) foreign subsidiaries to the extent any such guaranty would be prohibited by applicable law or would result in materially adverse tax consequences, (b) the direct parent of UD Nevada, if such parent is the MPR Revocable Trust and (c) certain agreed upon non-wholly owned subsidiaries to be identified by the Borrowers. Each guarantor of any of the First Lien Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”.

Administrative Agent:	CIBC Inc. (“CIBC”) or one of its affiliates will act as administrative agent (in such capacity, the “First Lien Agent”) with respect to the First Lien Facilities.

Syndication Agent, Sole Lead Arranger and Sole Bookrunner:	CIBC World Markets Corp. (in such capacity, the “Lead Arranger”).

Letter of Credit Issuer:	CIBC or one of its affiliates (in such capacity, the “Issuer”).

First Lien Lenders:	CIBC (or one of its affiliates) and a group of financial institutions (collectively, the “First Lien Lenders”) arranged by the Lead Arranger (in consultation with the Borrowers).

[1]	In the event of a Two-Step Transaction (as defined in the Commitment Letter) this Exhibit shall be modified to the extent, but only to the extent, set forth in Exhibit C.

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II. THE FIRST LIEN FACILITIES

Closing Date:	The date mutually agreed to by the Borrowers and the First Lien Agent on which the initial loans are funded under the First Lien Facilities, which shall occur no later than March 15, 2008.

General Description of First Lien Facilities:

The financing to be provided will consist of (a) a first-priority senior secured revolving credit facility of $50,000,000 (the “Revolving Facility”) and (b) a first-priority senior secured term loan facility of $245,000,000 (the “First Lien Term Loan Facility”). The Revolving Facility and the First Lien Term Loan Facility are collectively referred to herein as the “First Lien Facilities”. Loans made under the Revolving Facility are herein collectively referred to herein as “Revolving Loans”, loans made under the First Lien Term Loan Facility are collectively referred to herein as the “First Lien Term Loans”, and the Revolving Loans, Swing Line Loans (as defined below) and the First Lien Term Loans are herein collectively referred to as “Loans”.

Use of Proceeds:

The First Lien Facilities will be used in combination with a second-priority senior secured term loan in an amount equal to $140,000,000 (the “Second Lien Facility”) and cash on hand of the Borrowers and the Company and their respective subsidiaries in an aggregate amount of at least $75,000,000 to (a) finance the acquisition by the Borrowers of all of the issued and outstanding capital stock of the Company (the “Acquisition”) in a One-Step Transaction in which the Mergerco will merge with and into the Company, with the Company being the surviving entity of such merger, (b) pay fees and expenses (the “Transaction Expenses”) associated with the Transactions (as defined below) and (c) provide ongoing working capital requirements of each Borrower and its subsidiaries. The Acquisition, the initial borrowing under the First Lien Facilities, the borrowing under the Second Lien Facility and the payment of the Transaction Expenses are collectively referred to as the “Transactions.” The definitive credit, security, guaranty, intercreditor and related documentation to be entered into in connection with the First Lien Facilities are collectively referred to herein as the “First Lien Financing Documentation”.

Revolving Facility:

Pursuant to the Revolving Facility, (a) Revolving Loans may be borrowed, repaid and reborrowed by each Borrower and (b) letters of credit (“Letters of Credit”) may be issued, reimbursed and re-issued on behalf of each Borrower by the Issuer from time to time on or after the Closing Date to but excluding five days prior to the Revolving Facility Commitment Termination Date (as defined below).

Revolving Facility Commitment Amount:	$50,000,000; the Revolving Facility shall be undrawn on the Closing Date.

Revolving Facility Commitment Termination Date:	The fifth anniversary of the Closing Date (the “Revolving Facility Commitment Termination Date”).

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Letter of Credit Sub-Facility Availability:

A to-be-determined portion of the Revolving Facility will be available for the issuance of Letters of Credit. Each issuance of a Letter of Credit will constitute usage under the Revolving Facility and will reduce availability of Revolving Loans and Swing Line Loans, dollar for dollar. Letters of Credit must expire on the earlier of (a) (unless otherwise agreed to by the Issuer) one year from the date of issuance and (b) five days prior to the Revolving Facility Commitment Termination Date.

Swing Line Facility:

A to-be-determined portion of the Revolving Facility will be available for swing line advances (“Swing Line Loans”). Swing Line Loans will constitute usage under the Revolving Facility (except for purposes of computing the Commitment Fee, as defined below) and will reduce availability of Revolving Loans and Letters of Credit, dollar for dollar.

First Lien Term Loan Facility:	Pursuant to the First Lien Term Loan Facility, First Lien Term Loans will be made to the Borrowers in a single borrowing on the Closing Date. Once repaid, First Lien Term Loans cannot be reborrowed.

First Lien Term Loan Facility Commitment Amount:	$245,000,000.

Amortization of the First Lien Term Loan Facility:

Commencing with the second full fiscal quarter ending after the Closing Date, the First Lien Term Loans will amortize in equal quarterly installments in the following percentages of the original aggregate principal amount of the First Lien Term Loans, with the balance due on the final maturity date:

Quarters	Percentage of Principal
2-23	0.25%
24	94.50%

Final Maturity For First Lien Term Loans:	The sixth anniversary of the Closing Date.

III. TERMS APPLICABLE TO FIRST LIEN FACILITIES

Interest Rates/Fees:

At the Borrowers’ option, Loans (other than Swing Line Loans) will bear interest at either (a) the First Lien Agent’s Base Rate (as defined below) (“Base Rate Loans”) or (b) the London Interbank Offered Rate (“LIBOR Loans”) plus, in each case, the Applicable Margin (as defined below). Swing Line Loans will bear interest at the Base Rate.

The “Base Rate” is defined as the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and (b) the rate established by CIBC as its base rate from time to time. Base Rate Loans (other than Swing Line Loans) shall require one business day’s prior notice and shall be in minimum amounts to be agreed upon.

LIBOR borrowings shall require three business days’ prior notice and shall be in minimum amounts to be agreed upon. LIBOR borrowings shall be limited during the syndication of the Credit Facilities.

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Applicable Margin:

The Applicable Margin for Revolving Loans shall initially be, (a) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are B2 (stable) or better from Moody’s and B (stable) or better from S&P, 1.50% per annum for Base Rate Loans and 2.50% per annum for LIBOR Loans, (b) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the Total Leverage Ratio (as defined below) for the 12 month period prior to the date of calculation of such ratio (“LTM Total Leverage Ratio”) is less than 5.75:1, 1.75% per annum for Base Rate Loans and 2.75% per annum for LIBOR Loans or (c) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the LTM Total Leverage Ratio is greater than or equal to 5.75:1, 2.25% per annum for Base Rate Loans and 3.25% per annum for LIBOR Loans. Following the first two full fiscal quarters after the Closing Date, the Applicable Margin for Revolving Loans shall be subject to a grid to be determined.

The Applicable Margin for First Lien Term Loans shall be (a) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are B2 (stable) or better from Moody’s and B (stable) or better from S&P, 1.50% per annum for Base Rate Loans and 2.50% per annum for LIBOR Loans, (b) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the LTM Total Leverage Ratio is less than 5.75:1, 1.75% per annum for Base Rate Loans and 2.75% per annum for LIBOR Loans or (c) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the LTM Total Leverage Ratio is greater than or equal to 5.75:1, 2.25% per annum for Base Rate Loans and 3.25% per annum for LIBOR Loans.

Interest Payment Dates:

Interest periods for LIBOR Loans shall be, at the Borrowers’ option, one, two, three, six or, if available to all Lenders, nine months. Interest on LIBOR Loans shall be payable on the last business day of the applicable interest period for such LIBOR Loans and, if earlier, at three-month intervals following the commencement of such interest period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Interest on Base Rate Loans shall be payable quarterly in arrears, calculated on the basis of the actual number of days elapsed in a year of 365 days.

Commitment Fee:

Commencing on the Closing Date, a non-refundable fee (the “Commitment Fee”) payable by the Borrowers will accrue on the daily average unused portion of the Revolving Facility commitments (whether or not then available), payable quarterly in arrears (calculated on a 360-day basis) and on the final maturity of the Revolving Facility (whether by stated maturity or otherwise) in an amount that shall initially be 0.50% per annum. The Commitment Fee shall not accrue after the commitments have been terminated.

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Default Interest:	During the continuance of any default under the First Lien Financing Documentation, the Applicable Margin for Loans under the First Lien Financing Documentation shall increase by 200 basis points.

Letter of Credit Fees and Payment Dates:

A fee payable by the Borrowers equal to the Applicable Margin in effect from time to time for LIBOR Loans under the Revolving Facility shall be payable to the First Lien Lenders with a commitment to make Revolving Loans, and will accrue on the daily average unused portion of all outstanding Letters of Credit, payable quarterly in arrears (calculated on a 360-day basis). Also, a fronting fee will be payable to the Issuer for its own account in an amount equal to  1/4 of 1.00% per annum on the stated amount of each Letter of Credit, payable quarterly in arrears following the issuance of such Letter of Credit and (if earlier), on the date of any termination or expiration of such Letter of Credit. In addition, customary administrative, issuance, amendment, payment and negotiation fees in respect of the Letters of Credit shall be payable to the Issuer for its own account from time to time.

Optional Prepayments:

Outstanding Loans are voluntarily payable in whole or in part without penalty, and include accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments; provided that LIBOR breakage costs, if any, shall be for the account of the Borrowers.

Mandatory Prepayments:

Customary for the type of transaction proposed, subject to customary exceptions, and others to be reasonably specified by the Lead Arranger, including, without limitation with (a) 100% of the net proceeds (i) of permitted asset sales (subject to a reinvestment period to be agreed upon (provided that proceeds from any divestiture of assets pursuant to, or in compliance with, antitrust or similar laws, rules, regulations or orders will be applied to repay the Loans without being subject to a reinvestment period)), (ii) from the issuance or incurrence of additional debt or preferred stock not otherwise permitted by the First Lien Financing Documentation and (iii) from insurance proceeds; (b) 50% of the net proceeds from the sale or issuance of equity securities (other than capital contributions to fund capital expenditures and permitted acquisitions (with limitations to be agreed upon)); and (c) 75% of excess cash flow (to be defined in a manner reasonably satisfactory to the Lead Arranger and the Borrowers), with step-downs to be determined, in each case applied (A) first, to the outstanding First Lien Term Loans, ratably in accordance with the remaining amortization payments, and (B) then, (1) if the LTM Total Leverage Ratio is greater than 3.5:1, (x) to the outstanding Revolving Loans (without a reduction in the Revolving Facility Commitment Amount), (y) then, to the outstanding loans under the Second Lien Credit Facility, and (z) finally, to a reduction in the Revolving Facility Commitment Amount or (2) if the LTM Total Leverage Ratio is less than or equal to 3.5:1, (x) to the outstanding loans under the Second Lien Credit Facility, and (y) finally, to a reduction in the Revolving Facility Commitment Amount.

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Security:

The First Lien Facilities will be secured by (a) a first-priority perfected security interest in all present and after-acquired tangible and intangible assets (real and personal) of the Borrowers and the Guarantors; (b) a first-priority perfected pledge of and security interest in the capital stock of the Borrowers, each Guarantor and each of each Borrower’s and each Guarantor’s direct and indirect subsidiaries and joint venture entities, whenever acquired and wherever located; provided that any pledge with respect to a foreign entity that would result in material adverse tax consequences for the pledgor thereof shall be limited to a pledge of no more than 65% of the capital stock of such entity held by such pledgor; and (c) a first-priority perfected pledge of and security interest in all intercompany notes issued to any Borrower or any Guarantor by any subsidiary of any Borrower or any Guarantor (with all intercompany indebtedness evidenced by notes).

All such security interests will be created pursuant to customary documentation reasonably satisfactory in all respects to the Lead Arranger and, on the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead Arranger and the Borrowers shall have been made) and the First Lien Agent shall have received reasonably satisfactory evidence as to the enforceability and priority thereof.

Notwithstanding the above, if the Lead Arranger reasonably determines that the burden or cost of obtaining a security interest (or a perfection thereof) in any assets sufficiently outweighs the benefit to the Lenders of the security to be afforded thereby (or the perfection thereof) the Lead Arranger, in its discretion, may exclude such assets from the requirement that a security interest be granted therein or that security interests therein be perfected, as the case may be. Further a security interest will not be taken in any league or player association agreement to the extent such agreement prohibits the grant of a security interest therein.

Intercreditor Agreement:

The lien priority, relative rights and creditors’ rights in respect of the First Lien Facilities and the Second Lien Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrowers, the First Lien Agent, the First Lien Lenders and the administrative agent and lenders under the Second Lien Facility.

Guarantees:	To be delivered by each Guarantor (as set forth above).

Conditions Precedent to Initial Extensions of Credit:	Those conditions precedent set forth in Exhibit D to the Commitment Letter.

Conditions Precedent to Each Extension of Credit:

The making of each Loan and the issuance of each Letter of Credit will be conditioned upon (a) subject to the third paragraph of Section 1 of the Commitment Letter, all representations and warranties in the First Lien Financing Documentation being true and correct and (b) after the Closing Date, there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.

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Representations and Warranties:	Customary for the type of transaction proposed and others to be reasonably specified by the Lead Arranger.

Affirmative Covenants:

Customary for the type of transaction proposed and others to be reasonably specified by the Lead Arranger, including the requirement that no Upper Deck Entity has a fiscal year that ends on a date different than any other Upper Deck Entity and the delivery of monthly, quarterly and annual (audited) consolidated and consolidating financial statements of the Borrowers and their respective subsidiaries (it being understood that each Borrower may provide a separate consolidated and consolidating audited financial statement that only includes it and its subsidiaries, but that the Borrowers will provide a compliance certificate that addresses the Upper Deck Entities on a consolidated basis).

Negative Covenants:

Customary for the type of transaction proposed and others to be reasonably specified by the Lead Arranger, including, without limitation, as follows (with certain carve-outs and exceptions to be agreed):

1.	Restricting the incurrence of additional debt and capital leases.

2.	Restricting guarantees and other contingent liabilities.

3.	Restricting the making of dividends or similar distributions (including, without limitation, direct or indirect redemptions of capital stock).

4.	Restricting the incurrence or sufferance of liens or other encumbrances.

5.	Restricting the sale of assets or similar transfers.

6.	Restricting the making of loans, guaranties or investments.

7.	Restricting the making of acquisitions (in a single transaction or in a series of related transactions).

8.	Restricting mergers, consolidations and similar arrangements and combinations.

9.	Restricting transactions with affiliates.

10.	Limiting lines of business.

11.	Restricting the refinancing, defeasance, repurchase or prepayment of subordinated debt and debt under the Second Lien Facility.

12.	Restricting modification of material documents (including, without limitation, charter documents of the loan parties (including the Borrowers and the Guarantors) and all documents relating to the Second Lien Facility), and no change in accounting policies without the consent of the requisite lenders.

13.	Restricting equity issuances.

14.	Restricting restrictive agreements.

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15.	Prohibiting changes to the fiscal year of any Borrower or any of its subsidiaries (other than in connection with the Closing Date to align such fiscal years).

16.	Prohibiting sale and leasebacks on existing assets of any Borrower or any of its subsidiaries.

Financial Covenants:

The financial covenants set forth below, with the definitions and applicable levels and ratios to be negotiated (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with U.S. GAAP, subject to certain adjustments to be agreed between the Lead Arranger and the Borrowers):

1.	Maintenance of a maximum total leverage ratio (the ratio of total debt (after giving effect to the Transactions) of the Upper Deck Entities (“Total Debt”) to adjusted EBITDA (to be defined in a manner reasonably satisfactory to the Lead Arranger and the Borrowers (but in any event, after giving effect to the Transactions)) (the “Total Leverage Ratio”). The Total Leverage Ratio will be tested for the first time at the end of the second full fiscal quarter after the Closing Date, and quarterly thereafter, in each case on a trailing four quarters basis.

2.	Maintenance of a maximum first lien leverage ratio (the ratio of Total Debt (less the outstanding principal amount of loans under the Second Lien Facility) to adjusted EBITDA (to be defined in a manner reasonably satisfactory to the Lead Arranger and the Borrowers)) (the “First Lien Leverage Ratio”). The First Lien Leverage Ratio will be tested for the second time at the end of the first full fiscal quarter after the Closing Date, and quarterly thereafter, in each case on a trailing four quarters basis.

3.	Maintenance of a minimum Fixed Charge Coverage Ratio (to be defined in a manner reasonably satisfactory to the Lead Arranger and the Borrowers) (the “Fixed Charge Coverage Ratio”). The Fixed Charge Coverage Ratio will be tested for the second time at the end of the first full fiscal quarter after the Closing Date, and quarterly thereafter, in each case on a trailing four quarters basis.

Hedging Agreements:

The Borrowers shall enter into interest rate protection agreements with respect to at least 50% of the principal amount of the First Lien Term Loans and the Second Lien Facility for a period of at least three years following the Closing Date, and in each case, which shall be reasonably acceptable to the First Lien Agent.

Events of Default:	Customary for the type of transaction proposed and others to be reasonably specified by the Lead Arranger.

Miscellaneous:

Customary provisions to be included, together with others to be reasonably specified by the Lead Arranger (subject to good faith negotiations with the Borrowers), including, without limitation, the following:

1.	Customary change of law, market disruption, indemnity and capital adequacy provisions, including but not limited to

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compensation in respect of taxes (including, without limitation, gross-up provisions for withholding taxes, except income taxes in the jurisdiction of the First Lien Lender’s applicable lending office) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and breakage costs and any other customary yield and increased costs protection deemed necessary by the First Lien Lenders to provide customary protection.

2.	The First Lien Lenders will be permitted to assign (by novation) Loans, notes and commitments; provided that each such assignment shall be in minimum of $1,000,000 (or the remainder of such First Lien Lender’s Loans and commitments, if less). Assignments of First Lien Term Loans shall require the consent of the First Lien Agent and, so long as no event of default then exists, the Borrowers (which consent will not be unreasonably withheld or delayed). Any assignments of Revolving Loans and Revolving Loan commitments shall be made pro rata with participations in Letters of Credit and Swing Line Loans, and shall require the consent of the First Lien Agent and the Issuer and, so long as no event of default then exists, the Borrowers (which consent will not be unreasonably withheld or delayed). Notwithstanding the above, the Borrowers’ consent will not be required for assignments made during the primary syndication. Participations of Loans, notes and commitments shall be without restrictions and participants will have the same benefits as the First Lien Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Borrowers; provided that the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant.

3.	The Borrowers will, jointly and severally, indemnify the First Lien Lenders, the Financing Parties and their respective officers, employees, affiliates, etc. (collectively, the “Indemnified Parties”), and hold them harmless from and against, and no Indemnified Party will have liability for, the out-of-pocket costs, expenses (including but not limited to all fees and expenses of legal counsel (including local counsel, if any)) and liabilities and enforcement costs arising out of or relating to the Transactions or any transactions related thereto and any actual or proposed use of the proceeds of any Loans made under the Credit Facilities; provided that no Indemnified Party will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such Indemnified Party.

4.

All out-of-pocket expenses (including but not limited to legal fees and expenses and expenses incurred in connection with due diligence prior to the Closing Date and travel, courier, reproduction, printing and delivery expenses) of the Lead

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Arranger and the First Lien Agent associated with the syndication of the Credit Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including, without limitation, proposed amendments, waivers or modifications) of the First Lien Financing Documentation are to be paid, jointly and severally, by the Borrowers, whether or not the Transactions are consummated. In addition, all out-of-pocket expenses (including but not limited to fees and expenses of legal counsel (including local counsel, if any)) of the First Lien Lenders and the First Lien Agent for workout proceedings, enforcement costs and documentary taxes associated with the Credit Facilities are to be paid, jointly and severally, by the Borrowers. The foregoing provisions will not apply to the expenses of the First Lien Lenders.

5.	Amendments and waivers of the First Lien Financing Documentation will require the approval of First Lien Lenders holding at least a majority of the Loans and commitments, except that the consent of all the First Lien Lenders shall be required with respect to certain customary issues.

6.	Waiver of jury trial.

7.	New York governing law; consent to New York jurisdiction.

Counsel to the First Lien Agent:	Mayer, Brown, Rowe & Maw LLP.

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EXHIBIT B

SECOND LIEN FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS2

(Unless otherwise defined, terms used

in this Second Lien Facility Term Sheet have the meanings

ascribed thereto in the commitment letter,

dated June 25, 2007 (the “Commitment Letter”),

to which this Second Lien Facility Term Sheet is attached).

I. PARTIES

Company:	The Topps Company, Inc., a Delaware corporation (the “Company”).

Borrowers:

The Upper Deck Company, a Nevada corporation (“UD Nevada”), and The Upper Deck Company, LLC, a Delaware limited liability company (“UD Delaware” and, together UD Nevada, the “Borrowers”). For purposes hereof the term “subsidiaries” when used in connection with UD Nevada, shall include Upper Deck BV, a Dutch company and Upper Deck Europe BV, a Dutch company, whether or not such entities are actually subsidiaries of UD Nevada, unless on or prior to or on the Closing Date all assets of each such subsidiary are transferred to UD Nevada.

Guarantors:

Each of each Borrower’s direct parent and its direct and indirect subsidiaries existing on the Closing Date (including the Company and its direct and indirect subsidiaries) or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrowers and other loan parties under the Second Lien Facility (as defined below) and under each interest rate protection agreement entered into with a Second Lien Lender (as defined below) or an affiliate of a Second Lien Lender, subject to exceptions for (a) foreign subsidiaries to the extent any such guaranty would be prohibited by applicable law or would result in materially adverse tax consequences, (b) the direct parent of UD Nevada, if such parent is the MPR Revocable Trust and (c) certain agreed upon non-wholly owned subsidiaries to be identified by the Borrowers. Each guarantor of the Second Lien Facility is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”.

Administrative Agent:	CIBC Inc. (“CIBC”) or one of its affiliates will act as administrative agent (in such capacity, the “Second Lien Agent”) with respect to the Second Lien Facility.

Syndication Agent, Sole Lead Arranger and Sole Bookrunner:	CIBC World Markets Corp. (in such capacity, the “Lead Arranger”).

Second Lien Lenders:	CIBC (or one of its affiliates) and a group of financial institutions (collectively, the “Second Lien Lenders”) arranged by the Lead Arranger (in consultation with the Borrowers).

[2]	In the event of a Two-Step Transaction (as defined in the Commitment Letter) this Exhibit shall be modified to the extent, but only to the extent, set forth in Exhibit C.

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II. THE SECOND LIEN FACILITY

Closing Date:	The date mutually agreed to by the Borrowers and the Second Lien Agent on which the loans are funded under the Second Lien Facility (as defined below), which shall occur no later than March 15, 2008.

General Description of Second Lien Facility:

The financing to be provided will consist of a second-priority senior secured term loan facility of $140,000,000 (the “Second Lien Facility”). Loans made under the Second Lien Facility are herein collectively referred to as “Second Lien Term Loans.”

Use of Proceeds:

The Second Lien Facility will be used in combination with (a) a first-priority senior secured revolving loan in an amount equal to $50,000,000 (the “Revolving Facility”), (b) a first-priority senior secured term loan in an amount equal to $245,000,000 (together with the Revolving Facility, the “First Lien Facilities”) and (c) cash on hand of the Borrowers and the Company and their respective subsidiaries in an aggregate amount of at least $75,000,000 to (w) finance the acquisition by the Borrowers of all of the issued and outstanding capital stock of the Company (the “Acquisition”) in a One-Step Transaction in which the Mergerco will merge with and into the Company, with the Company being the surviving entity of such merger, (x) pay fees and expenses (the “Transaction Expenses”) associated with the Transactions (as defined below) and (y) provide ongoing working capital requirements of each Borrower and its subsidiaries. The Acquisition, the initial borrowing under the First Lien Facilities, the borrowing under the Second Lien Facility and the payment of the Transaction Expenses are collectively referred to as the “Transactions.” The definitive credit, security, guaranty, intercreditor and related documentation to be entered into in connection with the Second Lien Facility are collectively referred to herein as the “Second Lien Financing Documentation”.

Second Lien Facility:	Pursuant to the Second Lien Facility, Second Lien Term Loans will be made to the Borrowers in a single borrowing on the Closing Date. Once repaid, Second Lien Term Loans cannot be reborrowed.

Second Lien Facility Commitment Amount:	$140,000,000.

Maturity For Second Lien Term Loans:	The seventh anniversary of the Closing Date.

III. TERMS APPLICABLE TO SECOND LIEN FACILITY

Interest Rate:

At the Borrowers’ option, Second Lien Term Loans will bear interest at either (a) the Second Lien Agent’s Base Rate (as defined below) (“Base Rate Loans”) or (b) the London Interbank Offered Rate (“LIBOR Loans”) plus, in each case, the Applicable Margin (as defined below).

The “Base Rate” is defined as the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus

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1/2 of 1% and (b) the rate established by CIBC as its base rate from time to time. Base Rate borrowings shall require one business day’s prior notice and shall be in minimum amounts to be agreed upon.

LIBOR borrowings shall require three business days’ prior notice and shall be in minimum amounts to be agreed upon. LIBOR borrowings shall be limited during the syndication of the Credit Facilities.

Applicable Margin:

The Applicable Margin for Second Lien Term Loans shall be (a) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are B2 (stable) or better from Moody’s and B (stable) or better from S&P, 4.75% per annum for Base Rate Loans and 5.75% per annum for LIBOR Loans, (b) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the LTM Total Leverage Ratio (as defined in Exhibit A to the Commitment Letter) is less than 5.75:1, 5.00% per annum for Base Rate Loans and 6.00% per annum for LIBOR Loans or (c) if the Family Corporate/Corporate Credit ratings of the Upper Deck Entities are lower than B2 (stable) from Moody’s or lower than B (stable) from S&P, and the LTM Total Leverage Ratio is greater than or equal to 5.75:1, 5.50% per annum for Base Rate Loans and 6.50% per annum for LIBOR Loans.

Interest Payment Dates:

Interest periods for LIBOR Loans shall be, at the Borrowers’ option, one, two, three, six or, if available to all Lenders, nine months. Interest on LIBOR Loans shall be payable on the last business day of the applicable interest period for such LIBOR Loans and, if earlier, at three-month intervals following the commencement of such interest period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Interest on Base Rate Loans shall be payable quarterly in arrears, calculated on the basis of the actual number of days elapsed in a year of 365 days.

Default Interest:	During the continuance of any default under the Second Lien Financing Documentation, the Applicable Margin for Loans under the Second Lien Financing Documentation shall increase by 200 basis points.

Mandatory Prepayments:

Customary for the type of transaction proposed, subject to customary exceptions, and others to be reasonably specified by the Lead Arranger, including, without limitation with (a) 100% of the net proceeds (i) of permitted asset sales (subject to a reinvestment period to be agreed upon (provided that proceeds from any divestiture of assets pursuant to, or in compliance with, antitrust or similar laws, rules, regulations or orders will be applied to repay the Loans without being subject to a reinvestment period)), (ii) from the issuance or incurrence of additional debt or preferred stock not otherwise permitted by the Second Lien Financing Documentation and (iii) from insurance; (b) 50% of the net proceeds from the sale or issuance of equity securities (other than capital contributions to fund capital expenditures and permitted acquisitions (with limitations to be agreed upon)); and (c) 75% of excess cash flow (to be defined in a manner

B - 3	Upper Deck Exhibits

reasonably satisfactory to the Lead Arranger and the Borrowers), with step-downs to be determined, in each case applied pro rata to the outstanding Second Lien Term Loans.

Notwithstanding the foregoing, mandatory prepayments with respect to the Second Lien Facility shall be permitted only in accordance with the terms of the First Lien Facilities.

Optional Prepayments:

Following repayment of all loans outstanding under the First Lien Facilities and cash collateralization in a manner reasonably satisfactory to the administrative agent under the First Lien Facilities of all commitments under the First Lien Facilities (and prior thereto in the case of a refinancing of the Second Lien Facility permitted by the terms of the First Lien Facilities and the Intercreditor Agreement), at the option of the Borrowers and subject to the payment of the Call Premium (as defined below), optional prepayments of the Second Lien Facility (with accrued interest thereon paid concurrently) will be permitted at any time, subject to reimbursement of the Second Lien Lenders’ LIBOR breakage costs, if any.

Call Premium:

Optional prepayments of the Second Lien Facility and mandatory prepayments resulting from the refinancing or acceleration of the Second Lien Facility will be subject to a prepayment premium, expressed as a percentage of the amount prepaid (the “Call Premium”), equal to (a) if made during the first year after the Closing Date, 2% and (b) if made during the second year after the Closing Date, 1%, with no Call Premium thereafter. For the avoidance of doubt, a Call Premium shall be payable on any repayment of any portion of the Second Lien Facility from the proceeds of an initial public offering of shares of any Borrower or in connection with a transaction resulting in a change of control.

Security:

The Second Lien Facility will be secured by (a) a second-priority perfected security interest in all present and after-acquired tangible and intangible assets (real and personal) of the Borrowers and the Guarantors; (b) a second-priority perfected pledge of and security interest in the capital stock of the Borrowers, each Guarantor and each of each Borrower’s and each Guarantor’s direct and indirect subsidiaries and joint venture entities, whenever acquired and wherever located; provided that any pledge with respect to a foreign entity that would result in material adverse tax consequences for the pledgor thereof shall be limited to a pledge of no more than 65% of the capital stock of such entity held by such pledgor; and (c) a second-priority perfected pledge of and security interest in all intercompany notes issued to any Borrower or any Guarantor by any subsidiary of any Borrower or any Guarantor (with all intercompany indebtedness evidenced by notes). The security interests securing the Second Lien Facility shall be subject only to the First Lien Facilities (and permitted additions thereto).

All such security interests will be created pursuant to customary documentation reasonably satisfactory in all respects to the Lead Arranger and the Borrowers and, on the Closing Date, such security

B - 4	Upper Deck Exhibits

interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead Arranger shall have been made) and the Second Lien Agent shall have received reasonably satisfactory evidence as to the enforceability and priority thereof. Further a security interest will not be taken in any league or player association agreement to the extent such agreement prohibits the grant of a security interest therein.

Intercreditor Agreement:

The lien priority, relative rights and creditors’ rights in respect of the First Lien Facilities and the Second Lien Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrowers, the Second Lien Agent, the Second Lien Lenders and the administrative agent and lenders under the First Lien Facilities.

Guarantees:	To be delivered by each Guarantor (as set forth above).

Conditions Precedent to Making Second Lien Term Loans:

The making of the Second Lien Term Loans will be conditioned upon (a) subject to the third paragraph of Section 1 of the Commitment Letter all representations and warranties in the Second Lien Financing Documentation being true and correct and (b) the conditions precedent set forth in Exhibit D to the Commitment Letter.

Representations and Warranties:	As set forth in Exhibit A to the Commitment Letter.

Affirmative Covenants:	As set forth in Exhibit A to the Commitment Letter.

Negative Covenants:	As set forth in Exhibit A to the Commitment Letter; provided that an agreed upon cushion will be included with respect to the baskets set forth therein.

Financial Covenants:

Maintenance of a maximum Total Leverage Ratio (as defined in Exhibit A to the Commitment Letter) and a minimum Fixed Charge Coverage Ratio (as defined in Exhibit A to the Commitment Letter), with the definitions and applicable levels and ratios to be negotiated (such levels and ratios to be set back from the corresponding levels under the First Lien Facilities by an amount acceptable to the Lead Arranger and the Borrowers). All accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with U.S. GAAP, subject to certain adjustments to be agreed between the Lead Arranger and the Borrowers.

Hedging Agreements:

The Borrowers shall enter into interest rate protection agreements with respect to at least 50% of the principal amount of the Second Lien Term Loans and the term loans under the First Lien Facilities for a period of at least three years following the Closing Date, and, in each case, which shall be reasonably acceptable to the Second Lien Agent.

Events of Default:

Customary for the type of transaction proposed and others to be reasonably specified by the Lead Arranger (provided that cross-defaults to the First Lien Facilities will be subject to a grace period to be determined and will not be applicable to financial covenant defaults).

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Miscellaneous:

Customary provisions to be included, together with others to be reasonably specified by the Lead Arranger (subject to good faith negotiations with the Borrowers), including, without limitation, the following:

1.	Customary change of law, market disruption, indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including, without limitation, gross-up provisions for withholding taxes, except income taxes in the jurisdiction of the Second Lien Lender’s applicable lending office) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and breakage costs and any other customary yield and increased costs protection deemed necessary by the Second Lien Lenders to provide customary protection.

2.	The Second Lien Lenders will be permitted to assign (by novation) Second Lien Term Loans, notes and commitments; provided that each such assignment shall be in minimum of $1,000,000 (or the remainder of such Second Lien Lender’s Second Lien Term Loans and commitments, if less). Assignments of Second Lien Term Loans shall require the consent of the Administrative Agent. Participations of Second Lien Term Loans, notes and commitments shall be without restrictions and participants will have the same benefits as the Second Lien Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Borrowers; provided that the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Second Lien Term Loans participated in by such participant.

3.	The Borrowers will, jointly and severally, indemnify the Second Lien Lenders, the Financing Parties and their respective officers, employees, affiliates, etc. (collectively, the “Indemnified Parties”), and hold them harmless from and against, and no Indemnified Party will have liability for, all out-of-pocket costs, expenses (including but not limited to all fees and expenses of legal counsel (including local counsel, if any)) and liabilities and enforcement costs arising out of or relating to the Transactions or any transactions related thereto and any actual or proposed use of the proceeds of any Second Lien Term Loans made under the Credit Facilities; provided that no Indemnified Party will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such Indemnified Party.

4.	All out-of-pocket expenses (including but not limited to legal fees and expenses and expenses incurred in connection with

B - 6	Upper Deck Exhibits

due diligence prior to the Closing Date and travel, courier, reproduction, printing and delivery expenses) of the Lead Arranger and the Second Lien Agent associated with the syndication of the Credit Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including, without limitation, proposed amendments, waivers or modifications) of the Second Lien Financing Documentation are to be paid, jointly and severally, by the Borrowers, whether or not the Transactions are consummated. In addition, all out-of-pocket expenses (including but not limited to fees and expenses of legal counsel (including local counsel, if any)) of the Second Lien Lenders and the Second Lien Agent for workout proceedings, enforcement costs and documentary taxes associated with the Credit Facilities are to be paid, jointly and severally, by the Borrowers.

5.	Amendments and waivers of the Second Lien Financing Documentation will require the approval of Second Lien Lenders holding at least a majority of the Second Lien Term Loans and commitments, except that the consent of all the Second Lien Lenders shall be required with respect to certain customary issues.

6.	Waiver of jury trial.

7.	New York governing law; consent to New York jurisdiction.

Counsel to the Second Lien Agent:	Mayer, Brown, Rowe & Maw LLP.

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EXHIBIT C

SUMMARY OF CERTAIN PRINCIPAL TERMS AND CONDITIONS

IN THE EVENT OF A TWO-STEP TRANSACTION3

(Unless otherwise defined, terms used

in this Two-Step Term Sheet have the meanings

ascribed thereto in the commitment letter,

dated June 25, 2007 (the “Commitment Letter”),

to which this “Two-Step Transaction” Term Sheet is attached).

I. PARTIES

Company:	The Topps Company, Inc., a Delaware corporation (the “Company”).

Borrowers:

The Upper Deck Company, a Nevada corporation (“UD Nevada”), and The Upper Deck Company, LLC, a Delaware limited liability company (“UD Delaware” and, together with UD Nevada, the “Borrowers”). For purposes hereof the term “subsidiaries” when used in connection with UD Nevada, shall include Upper Deck BV, a Dutch company, and Upper Deck Europe BV, a Dutch company, whether or not such entities are actually subsidiaries of UD Nevada, unless on or prior to or on the Share Tender Date (as defined below) all assets of each such subsidiary are transferred to UD Nevada.

Guarantors:

Each of each Borrower’s direct parent and its direct and indirect subsidiaries existing on the Share Tender Date (including the Company and its direct and indirect subsidiaries) or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of the Borrowers and other loan parties under the Credit Facilities and under each interest rate protection agreement entered into with a Lender or an affiliate of a Lender, subject to exceptions for (a) foreign subsidiaries to the extent any such guaranty would be prohibited by applicable law or would result in materially adverse tax consequences, (b) the direct parent of UD Nevada, if such parent is the MPR Revocable Trust and (c) certain agreed upon non-wholly owned subsidiaries to be identified by the Borrowers.

Other Parties:	As set forth in Exhibits A and B, respectively.

II. THE TENDER OFFER FINANCING FACILITIES

Share Tender Date:

The date on which the Borrowers consummate the Tender Offer through the purchase of shares tendered pursuant to an offering under the Tender Offer in accordance with applicable law and the Schedule TO filed in connection therewith (the “Share Tender Date”).

Merger Date:

As promptly as practicable after the Share Tender Date at the time the Merger is consummated in accordance with applicable law and the Merger Agreement (including the filing of the merger certificate (the “Merger Date”).

[3]

The terms and conditions of this Exhibit C shall modify the terms and conditions of Exhibits A and B. Except as expressly provided herein, the terms and provisions of Exhibits A and B shall remain in effect.

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General Description of Tender Offer Financing Facilities:

Same as the First Lien Facilities described in Exhibit A and the Second Lien Facility described in Exhibit B, as supplemented and otherwise modified in each case to the extent set forth in this Exhibit.

General Description of Transaction:

The Borrowers will acquire all of the issued and outstanding capital stock of the Company (the “Acquisition”) in a Two-Step Transaction in which the Borrowers will (a) initiate a tender offer (the “Tender Offer”) for all of the issued and outstanding capital stock of the Company not owned by the Borrowers and (b) as promptly as practicable after consummation of the Tender Offer effect a merger with and into the Company, with the Company being the surviving entity of such merger (the “Merger”).

Use of Proceeds:

Proceeds of the First Lien Term Loans and the Second Lien Loans shall be used to fund the Acquisition as follows: (a) on the Share Tender Date in a single borrowing (under each such facility) up to the lesser of (i) the sum of (A) the tender price for such shares multiplied by the number of shares tendered (the “Share Tender Consideration”) plus (B) the fees and expenses incurred in connection with the Transactions (as defined below) that are due and payable on such date (the sum of clauses (A) and (B) are hereinafter referred to as the “Tender Offer Amount”) and (ii) the sum of (A) 50% of the Share Tender Consideration with respect to the shares tendered and (B) $173,800,000 (the sum of clauses (ii)(A) and (B) being the “Maximum Reg. U Amount”) (provided that, with respect to this clause (a), the Second Lien Facility would not be made available until the First Lien Term Loans are fully funded) and (b) on the Merger Date, in a single drawing of any remaining proceeds available under the First Lien Term Facility and the Second Lien Facility, all as further described in Exhibit C. To the extent that the Tender Offer Amount exceeds the Maximum Reg. U Amount, such excess will be funded, at the election of the Borrowers, by (a) the Borrowers with additional available cash resulting from the proceeds of (i) an issuance of subordinated debt to an equity holder of the Borrowers, which subordinated debt shall be non-cash pay and otherwise on terms satisfactory to the Lead Arranger (provided that such subordinated debt shall be repaid in full on the Merger Date with the proceeds of the Second Lien Facility provided no event of default exists under the Second Lien Facility on such date), (ii) operations of the Borrowers and the subsidiaries, or (iii) a cash contribution to the capital of a Borrower by an equity holder of such Borrower, which shall be repaid on the same basis as a clause (a)(i), or (b) by the Second Lien Lenders by an additional borrowing under the Second Lien Facility subject to the Borrowers (or an affiliate thereof) pledging to the Administrative Agent for the benefit of the First Lien Lenders and the Second Lien Lenders (on terms and conditions satisfactory to the Administrative Agent) cash collateral or other collateral (acceptable to the Administrative Agent) which additional borrowing shall be in an amount equal to the lesser of Administrative Agent’s valuation of such assets in light of Regulation U and the unfunded amounts under the Second Lien Facility.

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III. TERMS APPLICABLE TO ALL CREDIT EXTENSIONS TO BE MADE AVAILABLE ON THE SHARE TENDER DATE

Interest Rates:

As provided in Exhibits A and B, except that, at all times prior to the Merger Date, the Applicable Margin (a) with respect to the First Lien Facilities shall be 2.25% per annum for Base Rate Loans and 3.25% per annum for LIBOR Loans and (b) with respect to the Second Lien Facility shall be 5.50% per annum for Base Rate Loans and 6.50% for LIBOR Loans.

Unused Fees:

Commencing on the Share Tender Date, a non-refundable fee payable by the Borrowers will accrue on the daily average unused portion of the First Lien Term Loan Credit Facility and the Second Lien Facility commitments (whether or not then available), payable quarterly in arrears (calculated on a 360-day basis) and on the Merger Date in an amount that shall initially be 0.250% per annum.

Conditions Precedent to Extensions of Credit on the Share Tender Date:

No material conditions other than those set forth in the Commitment Letter (including the Exhibits A, B and D), except that all credit extensions made on the Share Tender Date shall be subject to the further conditions that (a) the Borrowers shall have received in the initial offering under the Tender Offer an amount of shares of capital stock of the Company (without withdrawal rights) that, when taken together with shares of the Company’s capital stock held by the Borrowers immediately prior to the Share Tender Date, constitute at least a majority of the issued and outstanding shares of capital stock of the Company and (b) the Tender Offer be consummated in accordance with applicable law and the Schedule TO (and all documents set forth therein) filed on June 25, 2007, in connection with the Tender Offer without waiver, amendment or other modification thereof (including, without limitation, with respect to the conditions precedent set forth therein), unless consented to by the First Lien Lenders and Second Lien Lenders in their sole and absolute discretion.

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EXHIBIT D

SUMMARY OF CONDITIONS PRECEDENT

TO THE CREDIT FACILITIES

(Unless otherwise defined, terms used

in this Summary of Conditions Precedent shall have the meanings ascribed thereto in the commitment letter,

dated June 25, 2007 (the “Commitment Letter”),

to which this Summary of Conditions Precedent is attached or in the Term Sheets attached as

Exhibits A, B and C thereto).

1.	Execution and delivery of the Financing Documentation, including schedules, exhibits and ancillary documentation, the Intercreditor Agreement, guarantees, security documentation, legal opinions, promissory notes, resolutions, corporate documentation, officer’s and secretary’s certificates, solvency certificates and/or opinions, reliance letters, certified copies of certificates evidencing insurance polices and other customary documentation embodying the structure, terms and conditions contained herein, in each case reasonably satisfactory to the Lead Arranger.

2.	No event, change, effect, development, condition or occurrence (each a “Change”) shall have occurred since February 28, 2007 that, individually or in the aggregate with any other Change, is or is reasonably expected to be materially adverse (each a “Company Material Adverse Effect”) to (x) the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, the Merger Agreement or (y) the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole; provided that no Change, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, except, in the cases of clauses (A), (B) and (D) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on the Company or any of its subsidiaries as compared to other comparable businesses:

A. changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its subsidiaries conduct operations including, without limitation, any such changes that are the result of non-domestic acts of war or terrorism (but not including any changes that are the result of domestic acts of war or terrorism);

B. general changes or developments in any industry in which the Company and its subsidiaries operate;

C. any Change caused by or resulting from the announcement of the transactions contemplated by the Merger Agreement (other than with respect to the matters set forth in Section 5.1(a)(C) of the Company Disclosure Schedule (as defined in the Merger Agreement));

D. changes in any law or GAAP or interpretation thereof after the date hereof;

E. any failure by the Company to meet any estimates of revenues or earnings for any period; or

F. a decline in the price or trading volume of the Company’s common stock on the NASDAQ Global Select Market;

it being understood that any Change giving rise to or contributing to such failure by the Company to meet estimates as described in the preceding clause (E), or such decline in the trading price of the Company’s common stock as described in the preceding clause (F), as the case may be, may be the cause of a Company Material Adverse Effect.

D - 1	Upper Deck Exhibits

3.	The Lead Arranger’s review of and reasonable satisfaction with the final terms and conditions of the Merger Agreement, and the other documentation relating to the Acquisition (collectively, the “Acquisition Documents”) and the other Transactions. The Acquisition and the other Transactions shall be consummated in accordance with applicable laws and with the Acquisition Documents and such other documentation without waiver or amendment thereof unless consented to by the First Lien Lenders and the Second Lien Lenders. The timing and amount of each funding under the Credit Facilities shall be as set forth in the Commitment Letter.

4.

The sources of funds (whether accessed directly or as collateral for a bridge loan on terms satisfactory to the financing parties) used to consummate the Merger shall include at least $75,000,000 cash on hand of the Borrowers and the Company and their respective subsidiaries less (i) any amounts paid by the Borrowers on the Share Tender Date in connection with the purchase of shares pursuant to the Tender Offer, and (ii) amounts used to pay down the Borrowers’ existing revolving credit facilities. To the extent that any amounts other than the Credit Facilities are required to be funded on the Closing Date to consummate any part of the Transaction, the funding of such amounts will be a condition precedent to any funding of the Credit Facilities.

5.	The Lead Arranger’s receipt of the following information in form customary for transactions of this type:

(a)	audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of UD Nevada and its subsidiaries, Upper Deck, B.V. (if applicable) and its subsidiaries and the Company and its subsidiaries, in each case prepared in accordance with GAAP for any fiscal year occurring after the date of this Commitment Letter;

(b)	unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each Borrower and its respective subsidiaries and the Company and its subsidiaries, in each case prepared in accordance with general accounting standards for each fiscal month (provided that no monthly financial statements will be required from the Company and its subsidiaries) and quarter ending after the last fiscal year covered by the audited financial statements of each such entity last received by the Lead Arranger and prior to 30 days prior to the Closing Date (or, in the event of a Two-Step Transaction, the Share Tender Date and the Merger Date) and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (which, in each case, the Lead Arranger acknowledges receipt of for the fiscal months and quarters ended prior to the date of this Commitment Letter); and

(c)	a pro forma consolidated balance sheet and related statements of income and cash flows for the Borrowers and their respective subsidiaries (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA and other operating data (the “Pro Forma Data”), in each case for the last fiscal year covered by the audited financial statements of each such entity last received by the Lead Arranger and for the latest twelve month period ending more than 30 days prior to the Closing Date (or, in the event of a Two-Step Transaction, the Share Tender Date and the Merger Date), in each case after giving effect to the transactions contemplated hereby (including, without limitation, the Transactions) (which, in each case, the Lead Arranger acknowledges receipt of for the fiscal months and year ended prior to the date of this Commitment Letter).

The Pro Forma Financial Statements and the Pro Forma Data shall be consistent in all material respects with the sources and uses described in the Commitment Letter and the forecasts provided to the Lead Arrangers and First Lien Lenders and the Second Lien Lenders.

6.	All costs, fees (including, without limitation, fees under the Fee Letter), expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, CIBC and CIBC WM in connection with the Transactions shall have been paid.

D - 2	Upper Deck Exhibits

7.	Satisfaction of all conditions precedent set forth in Sections 7.1 and 7.2 of the draft Merger Agreement delivered to the Lead Arranger by the Borrowers on June 19, 2007, which conditions precedent shall be incorporated by reference, mutatis mutandis, in this Exhibit D.

8.	Either (a) the shareholders (or members) of Upper Deck BV, a Dutch company (“UDBV”) and Upper Deck Europe BV, a Dutch company (“EBV”) shall have executed pledge agreements in a form reasonably acceptable to the Administrative Agent in favor of the collateral agent for the benefit of the Lenders with respect to sixty-five (65%) of the total issued and outstanding equity interests of each of UDBV and EBV (and taken all other necessary action in connection therewith to perfect the security interest in such pledged shares), or (b) all of the assets, and the liabilities associated with such assets, of UDBV and EBV shall have been transferred, conveyed or sold to a Borrower free of any liens other than certain agreed upon permitted liens.

9.	After giving effect to the Transactions, no Upper Deck Entity (including the Company and its subsidiaries) shall have any indebtedness in respect of borrowed money on the Closing Date other than in respect of the First Lien Facilities, the Second Lien Facility and approximately $2,500,000 in capital leases and an additional $4,000,000 in other indebtedness, the Upper Deck Entities existing loan facilities (other than those related to the $4,000,000 in other indebtedness), if any, shall have been or shall concurrently with the funding of the First Lien Term Loan Facility and the Second Lien Facility be paid in full and all commitments thereunder and security interests granted in connection therewith shall have been terminated.

D - 3	Upper Deck Exhibits